EXHIBIT 21



                 SUBSIDIARIES OF WERNER ENTERPRISES, INC.


                                                      STATE OF
                       SUBSIDIARY                  INCORPORATION

     1.   Werner Leasing, Inc.                       Nebraska
     2.   Werner Aire, Inc.                          Nebraska
     3.   Gra-Gar, Inc.                              Nebraska
     4.   Drivers Management, Inc.                   Nebraska
     5.   Frontier Clinic, Inc.                      Nebraska
     6.   Fleet Truck Sales, Inc.                    Nebraska
     7.   Professional Truck Drivers School, Inc.    Nebraska
     8.   Werner Transportation, Inc.                Nebraska
     9.   Worley Enterprises, Inc.                   Nebraska



























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